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FOR:	International Speedway Corporation
CONTACT:	Wes Harris Senior Director Corporate and Investor Communications (386) 947-6465

FOR IMMEDIATE RELEASE

INTERNATIONAL SPEEDWAY INITIATES 2008 FINANCIAL GUIDANCE

—Increases Earnings Guidance for Fiscal 2007—
—Will Record Share of 2007 Fourth Quarter Impairment to be Recognized by Motorsports Authentics—

          DAYTONA BEACH, Fla. – December 12, 2007 – International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) ("ISC") today initiated financial guidance for the fiscal year ending November 30, 2008.

          "ISC is poised for a successful year in 2008," said ISC President Lesa France Kennedy. "While we continue to keep a close eye on national economic trends and their impact on consumer spending, we expect to post increases in all of our major revenue categories in fiscal 2008. This growth will drive higher free cash flows to support a prudent capital allocation strategy, including a more aggressive share repurchase program."

Revenues and Earnings per Share:

          For the twelve months ending November 30, 2008, the Company anticipates total revenues to range between $805 million and $825 million. In addition, earnings are expected to range between $3.05 and $3.15 per diluted share. The Company is currently more comfortable at the low to mid-point of the earnings range.

          ISC's full year earnings guidance excludes approximately $2 million of accelerated depreciation for certain office and related buildings associated with Daytona Live!, the Company's joint venture development with The Cordish Company.

Margins:
                            Quarter            Quarter           Quarter           Quarter             Year
                             Ending              Ending            Ending            Ending             Ending
                           02/29/08           05/31/08        08/31/08         11/30/08         11/30/08
EBITDA (1)       42% - 43%     36% - 37%     39% - 40%     44% - 45%     40% - 41%
Operating           33% - 34%     26% - 27%     31% - 32%     36% - 37%     32% - 33%

(1) EBITDA is a non-GAAP financial measure used by the Company as an important indicator of its operating margin. It is defined as earnings before interest, taxes, depreciation and amortization.

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ISC INITIATES FISCAL 2008 FINANCIAL GUIDANCE	PAGE 2

Major Event Schedule Comparison:

	First Quarter		Second Quarter		Third Quarter		Fourth Quarter		Full Fiscal Year
Series Name	2007	2008	2007	2008	2007	2008	2007	2008	2007	2008
NASCAR Sprint Cup(1)	4	4	5	5	5	6	7	6	21	21
NASCAR Nationwide(2)	2	2	4	4	5	6	5	4	16	16
NASCAR Craftsman Truck	2	2	2	2	1	1	4	4	9	9
IRL IndyCar	0	0	2	2	3	2	1	1	6	5
ARCA RE/MAX	1	1	1	1	1	1	2	2	5	5
Grand-Am Rolex Sports Car	1	1	1	1	4	4	0	0	6	6
AMA Superbike/Supercross	0	0	3	3	0	0	0	0	3	3
	10	10	18	18	19	20	19	17	66	65

(1) Titled the NASCAR NEXTEL Cup Series in 2007.
(2) Titled the NASCAR Busch Series in 2007.

Capital Spending:

            The Company expects spending for capital projects at its existing facilities to range between $90 million and $100 million for fiscal 2008. Spending includes: track lighting at Chicagoland Speedway; the addition of a second story viewing deck in the Sprint FANZONE at Daytona International Speedway; grandstand seating enhancements at Michigan International Speedway; new media centers at Homestead-Miami Speedway and Watkins Glen International; renovations at Darlington Raceway, including a new tunnel, suite enhancements and repaving of the track's racing surface; land and land improvements at various facilities for expansion of parking and other speedway uses; and a variety of other improvements and fan enhancements to ISC's facilities.

          It is important to note the above range does not include approximately $15 million in capital spending for ISC's joint venture for the development of Daytona Live!, a retail, entertainment, office and residential project near Daytona International Speedway. In addition, the estimated full year range does not include capitalized spending of between $5 million and $7 million, primarily associated with the Company's Staten Island property that is being marketed for sale.

Full Year 2007 Outlook:

          The Company continues to anticipate its 2007 full year total revenues will range between $810 million and $815 million. Driven by a strong fourth quarter in fiscal 2007, ISC is increasing its full year earnings guidance to between $2.75 and $2.80 per diluted share, as compared to its previous guidance of $2.70 to $2.75 per diluted share.

ISC INITIATES FISCAL 2008 FINANCIAL GUIDANCE	PAGE 3

          ISC's 2007 full year earnings guidance excludes the impact of accelerated depreciation for certain office and related buildings in Daytona Beach; impairment charges related to the Company's decision to discontinue development efforts in Kitsap County, Washington, and costs related to fill removal on ISC's Staten Island property; and the write-down of certain inventory and related assets at Motorsports Authentics, the Company's 50/50 joint venture with Speedway Motorsports, Inc.

          In addition, the Company's current earnings guidance for 2007 excludes a fourth      quarter charge of approximately $25 million to $50 million, or $0.48 to $0.96 per diluted share after tax, associated with an anticipated impairment to be recognized by its equity investee, Motorsports Authentics. This impairment will be discussed in detail on the Company's conference call (see dial in information below).

          "While the Motorsports Authentics impairment is disappointing, it does not overshadow that demand for major motorsports entertainment in North America remains strong and our business is growing," continued Ms. France Kennedy. "NASCAR fans are the most avid and loyal in all of major sports, which continues to attract corporate marketing partners, including Nationwide as the new title sponsor for the Busch series beginning in 2008.

          "We look forward to the start of the racing season at Daytona's DIRECTV Speedweeks," concluded Ms. France Kennedy. "Anticipation for the historic 50th running of the Daytona 500 is driving a double-digit increase in the facility's advance tickets sales and higher corporate sponsorship revenue, which bodes well for our first quarter and full year results. We remain encouraged by the significant popularity of the sport and are well-positioned to leverage our long-term growth strategies to enhance shareholder value."

Conference Call Scheduled

          The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time. To participate, dial toll free (888) 694-4641 five to ten minutes prior to the scheduled start time and request to be connected to the ISC guidance call, ID number 9494721. A live Webcast will also be available at that time on the Company's Web site, www.iscmotorsports.com, under the "Investor Relations" section.

          A replay will be available one hour after the end of the call through midnight Friday, January 4, 2008. To access, dial (877) 519-4471 and enter the code 9494721, or visit the "Investor Relations" section of the Company's Web site.

ISC INITIATES FISCAL 2008 FINANCIAL GUIDANCE	PAGE 4

          International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation's major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the Daytona 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; California SpeedwaySM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York. In addition, ISC is a limited partner with Group Motorisé International in the organization and promotion of certain events at Circuit Gilles Villeneuve in Montreal, Canada.

          The Company also owns and operates MRN® Radio, the nation's largest independent sports radio network; the Daytona 500 ExperienceSM, the "Ultimate Motorsports Attraction" in Daytona Beach, Florida, the official attraction of NASCAR®; and Americrown Service Corporation, a subsidiary that provides catering services, food and beverage concessions, and produces and markets motorsports-related merchandise. In addition, ISC has an indirect 50 percent interest in Motorsports Authentics®, which markets and distributes motorsports-related merchandise licensed by certain competitors in NASCAR racing. For more information, visit the Company's Web site at www.iscmotorsports.com.

          Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward-looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

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